AMENDMENT
                                     TO THE
                                CONTRACT FOR THE
                             TEXAS LOTTERY OPERATOR
                                     FOR THE
                                 STATE OF TEXAS

                                     BETWEEN

                COMPTROLLER OF PUBLIC ACCOUNTS - LOTTERY DIVISION
                                       AND
                                GTECH CORPORATION
                                  ("CONTRACT")

WHEREAS, the Texas Lottery Commission ("Lottery") was created by the provisions of HB 1587, 73rd Legislature, Regular Session and in accordance with HB 1587 the Comptroller of Public Accounts transferred all obligations relating to the administration and operation of the State Lottery to the Lottery; and

WHEREAS, the Lottery and GTECH Corporation ("GTECH") desire to amend the Contract to provide the Lottery with additional on-line terminals; and

WHEREAS, the parties wish to assess liquidated damages relating to the system and/or terminal downtime using a different methodology than the methodology set out in the Contract; and

WHEREAS, the Lottery desires to be provided with information relating to Texas lottery operations, including system and terminal downtimes; and

WHEREAS, SECTION VI of the Contract provides that the parties may by mutual agreement modify the Contract;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. For purposes of this Amendment to the Contract, "terminal" means on-line terminal and "terminal down" means the inability of a terminal to generate sales.

2. The effective date of this Amendment to the Contract is June 1, 1994.

3. GTECH will provide the Lottery with an additional 3,000 on-line terminals, for a total of 13,000 terminals installed in Texas. GTECH will maintain a retailer base of 13,000 on-line terminals. The Lottery acknowledges that approximately 11,000 on-line terminals have been installed, leaving 2,000 on-line terminals to be installed.

Any provision contained in the Contract or Exhibits thereto which is inconsistent or conflicts with the foregoing language is hereby superseded. At a minimum, the Contract provisions which the parties acknowledge are inconsistent and in conflict with the foregoing language and hereby superseded are: (1) the first sentence of the first paragraph of Section 6.12 of Exhibit A to the Contract and (2) the second sentence of the third paragraph of Section 6.1 of Exhibit A to the Contract.

4. In conjunction with the installation by GTECH of the additional 2,000 on-line terminals, GTECH will provide an installation schedule to the Lottery within thirty (30) days of receiving a list of the retailers approved for installation by the Lottery. Such installation schedule will include an evenly distributed number of terminals to be installed monthly over an eighteen (18) month period and is subject to the written approval of the Lottery, which shall not be unreasonably withheld.

Further, GTECH shall commence installation of the terminals after the later of:
(a) ninety (90) days from receiving a list of retailers approved for installation by the Lottery, and (b) the Lottery's approval of the installation schedule. For each additional list of retailers provided by the Lottery to GTECH, the provisions of Section 4 of this Amendment apply. GTECH will conclude installation of all terminals within eighteen (18) months after commencement of installation of the terminals based on the initial list of retailers. In the event however that successful completion is not accomplished as a direct cause of factors beyond GTECH's control including, without limitation, (a) the telephone company's physical incapability to install a terminal, and (b) the retailer's lack of cooperation and/or inability to install a terminal, the time limitation for completion of such terminals will be extended without penalty until the required number of terminals is Installed. Failure to install the on-line terminals in accordance with the installation schedule shall result in the assessment of liquidated damages in the amount of $1,000 per terminal not installed and additional liquidated damages of $100 per day, per terminal.

During the installation of the terminals as set out in the aforementioned installation schedule, damages shall not be assessed against GTECH for terminal downtime as a direct result of the terminal installation and related solely to telecommunication failures of GTECH's subcontractor(s). If such downtime occurs, GTECH will notify the Lottery of the downtime within one (1) hour of GTECH becoming aware of the downtime. Within one business day of such notification, GTECH will provide such notification in writing and include any additional information that is available at that time. Within one (1) business day of GTECH having sufficient information to determine exact cause for the terminal downtime, GTECH will provide documentation to the Lottery which establishes that the sole cause of such downtime is telecommunication failures of GTECH's subcontractor(s) as a result of the installation of the 2,000 terminals. If GTECH fails to provide the Lottery with the aforementioned documentation within one week of such notification or if the documentation does not, within the Lottery's sole judgment, show that the sole cause of the terminal downtime is telecommunication failure of GTECH's subcontractors due to the installation of the 2,000 terminals, the Lottery shall assess liquidated damages against GTECH for such downtime. In the event liquidated damages are assessed against GTECH, such damages will be assessed using the methodology set out in Paragraph 6b of this Amendment to the Contract. The provisions of this paragraph are not effective until GTECH has received written approval by the Lottery of the installation schedule and, said provisions of this paragraph shall terminate eighteen (18) months after commencement of installation of the terminals based on the initial list of retailers.

Any provision contained in the Contract or the Exhibits thereto which is inconsistent or conflicts with the foregoing language is hereby superseded and replaced with the foregoing language.

5. Reports

GTECH will provide incident reports to the Lottery within one business day of the event or incident giving rise to the incident report. Such event or incident is construed to relate to any Lottery operation, including system and/or terminal downtime; provided that such definition, as it applies to terminal downtime, does not include an incident which occurs in the ordinary course of business. A terminal incident report shall include the amount of terminal downtime for each terminal that is down, the net sales revenue for the terminal that is down for the preceding ten weeks with respect to the specific day of the week on which the downtime occurred, and the GTECH-calculated liquidated damages for each terminal that is down. The Lottery has the sole discretion to determine the correct amount of liquidated damages to be assessed. Liquidated damages shall be assessed against GTECH in the amount of $1,000 per day for failure to provide such incident reports within the aforementioned time period.

Any provision contained in the Contract or Exhibits thereto which is inconsistent or conflicts with the foregoing language is hereby superseded and replaced with the foregoing language.

6. Downtime

a. System Downtime (On-Line). System Downtime is defined as a failure of the central system to process on-line wagers or cashes. In the event GTECH's On-Line system is down more than ten (10) minutes in the aggregate per week, GTECH will be assessed liquidated damages for each minute, or fraction thereof, over ten
(10) minutes in the aggregate per week in an amount equal to the "Lost Net Revenue" up to a lit of $250,000.00 per day. "Lost Net Revenue" means the average per minute, or fraction thereof, net sales revenue received by the Lottery over the prior ten week period with respect to the specific day of the week on which the downtime occurred multiplied by the number of minutes the system is down multiplied by thirty-five percent (35%). For purposes of this paragraph, "week" means a seven (7) day period, Sunday through Saturday. For purposes of this Contract, the parties acknowledge that thirty-five percent (35%) is the reasonable percent of net loss of sales revenue to the State.
Example: For two (2) minutes of downtime on a Monday in excess of the ten (10) minutes in the aggregate per week, liquidated damages would be assessed as follows: "Lost Net Revenue" equals the Sum of daily net on-line sales for the prior ten (10) weeks' Mondays divided by ten (10) divided by 1080 (60 minutes x 18 hours) multiplied by two (2) minutes multiplied by thirty-five percent (35%). In the event the Lottery does assess liquidated damages for system downtime, similar damages for terminal downtime cannot be assessed for the same incident.

Any provision contained in the Contract or Exhibits thereto which is inconsistent or conflicts with the foregoing language is hereby superseded and replaced with the foregoing language. At a minimum, the Contract provisions which the parties acknowledge are inconsistent and conflicts with the foregoing language and hereby superseded and replaced with the foregoing language are:

(1) Section 3.36.2.d of Exhibit A to the Contract and (2) The Answer to Question 18(c) of Exhibit A-1 to the Contract.

b. Terminal Downtime. In the event a GTECH on-line lottery terms is "down" in any sales day, GTECH will be assessed liquidated damages, after applicable response time, in an amount equal to the "Lost Net Terminal Revenue" up to a total limit of $250,000.00 per day. "Lost Net Terminal Revenue" with respect to a certain on-line lottery terminal means the average per minute net on-line terminal sales revenue received by the Lottery over the prior ten week period with respect to the specific terminal location and specific day of the week on which the downtime occurred multiplied by the number of minutes the on-line lottery terminal was down multiplied by thirty-five percent (35%). Example: For six (6) minutes of downtime on a Wednesday, liquidated damages would be assessed as follows: "Lost Net Terminal Revenue" equals the sum of daily net on-line sales for the specific on-line terminal for the prior ten (10) weeks' Wednesdays divided by ten (10) divided by 1080 (60 minutes multiplied by 18 hours) multiplied by six (6) minutes multiplied by thirty-five percent (35%). For purposes of this paragraph, Response time" shall mean one (1) hour after GTECH has been notified of the "down" condition with respect to on-line lottery terminals located in urban, high volume terminal locations and four (4) hours for all other terminal locations. Response time shall apply solely in a situation where the "down" condition of a terminal is caused by a failure of equipment and/or wiring located at that particular Lottery terminal location.

Any provision contained in the Contract or Exhibits thereto which is inconsistent or conflicts with the foregoing language is hereby superseded and replaced with the foregoing language At a minimum, the Contract provisions which the parties acknowledge are inconsistent and conflict with the foregoing language and hereby superseded and replaced with the foregoing language are: (1) Sections 3.36.2.e, 3.36.2.f, 3.36.2.g, and 3.36.2.h of Exhibit A to the Contract and (2) the Answers to Question 19(a) and 19(b) of Exhibit A-1 to the Contact.

7. In consideration of the additional 3,000 on-line terminals and 1,000 Electronic Display Units which will generate additional revenue and services in excess of any liquidated damages assessed or unassessed prior to the effective date of this Contract, the Lottery will not deduct liquidated damages in the amount of $1,604,200.00 from the compensation otherwise due to GTECH. In further consideration of such terminals, as of the effective date of this Amendment to the Contract, the Lottery will not assess liquidated damages for breaches of the Contract that occurred prior to the effective date of this Amendment to the Contract.

8. Except as amended hereby, all of the terms of the Contract remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Amendment, effective June 1, 1994.



TEXAS LOTTERY COMMISSION                   GTECH CORPORATION




_____________________________               ______________________________
Nora A. Linares                             Michael R. Chambrello
Executive Director                          V.P. Operations